Exhibit 99.1



      Zale Announces 32% Increase in Third Quarter EPS to $0.29


    DALLAS--(BUSINESS WIRE)--May 15, 2003--Zale Corporation (NYSE:ZLC), the largest specialty retailer of fine jewelry in North America, announced today net earnings of $9.4 million, or $0.29 per diluted share, for the Company's third quarter ended April 30, 2003. This represents an increase of 32% on a per share basis over the same period last year when the Company reported net earnings of $7.7 million, or $0.22 per diluted share.
    Total revenues for the third quarter ended April 30, 2003 were $449.4 million, compared to $449.2 million for the same period last year, an increase of 0.1%. Comparable store sales increased 0.3% for the same period.
    Total revenues for the year-to-date totaled $1.770 billion compared to $1.756 billion for the same period last year, an increase of 0.8%. On a comparable store basis, year-to-date sales increased 0.6%. Year-to-date net earnings totaled $92.7 million or $2.86 per diluted share, excluding a $136.3 million non-cash impairment charge from the Company's annual review of goodwill. For the same period last year, net earnings before an unusual item and the effect of a change in accounting principle were $96.8 million, or $2.76 per diluted share. The year-to-date net loss, including the $136.3 million non-cash impairment charge, totaled $43.6 million, or $1.35 per share. For the same period last year, net earnings, including a gain from an unusual item of $2.2 million net of taxes and the effect of a change in accounting principle of $41.3 million, were $140.3 million, or $4.00 per diluted share.
    Mary L. Forte, President and Chief Executive Officer commented, "A key focus entering fiscal 2003 was to keep the business stable and on track in a volatile external environment. We continued to meet this goal with the successful execution of our strategy. This is demonstrated by the fact that even with relatively flat sales this quarter, we still achieved our earnings objectives."
    Ms. Forte continued, "During the period, operating disciplines remained firmly in place with tight controls on inventory and expenses as reflected in the 70 basis points of operating margin improvement over last year. Additionally, we continued to improve our solitaire and wedding categories, driving traffic outside of the key gift-giving periods. This resulted in a strong earnings improvement for the quarter along with the strengthening of our balance sheet."
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706/643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,265 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its merchandising and marketing strategies and result of operations, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries;" that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
           (amounts in thousands, except per share amounts)

                           Three Months Ended     Nine Months Ended
                                April 30,             April 30,
                           ------------------- -----------------------
                             2003      2002       2003        2002
                           --------- --------- ----------- -----------

Total Revenues             $449,383  $449,150  $1,769,859  $1,756,161
Costs and Expenses:
   Cost of Sales            220,107   218,502     885,927     869,272
   Selling, General and
    Administrative Expenses 197,010   200,216     683,298     678,212
   Impairment of Goodwill       ---       ---     136,300         ---
   Cost of Insurance
    Operations                2,000     2,356       6,412       6,058
   Depreciation and
    Amortization Expense     13,820    14,520      41,772      43,802
   Unusual Item - Retiree
    Medical Curtailment
    Gain                        ---       ---         ---      (3,502)
                           --------- --------- ----------- -----------
Operating Earnings           16,446    13,556      16,150     162,319
Interest Expense, Net         1,578     1,425       5,274       5,335
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                       14,868    12,131      10,876     156,984
Income Taxes                  5,501     4,481      54,455      57,989
                           --------- --------- ----------- -----------
Earnings Before Effect of
 Accounting Change            9,367     7,650     (43,579)     98,995
Effect of a Change in
 Accounting for the Write-
 off of the Excess of
 Revalued Net Assets Over
 Stockholders' Investment       ---       ---         ---     (41,287)
                           --------- --------- ----------- -----------
Net Earnings                 $9,367    $7,650    $(43,579)   $140,282
                           ========= ========= =========== ===========


Earnings Per Common Share -
 Basic:
 Before effect of change in
  accounting principle        $0.29     $0.22      $(1.35)      $2.85
 Net Earnings Per Share       $0.29     $0.22      $(1.35)      $4.03

Earnings Per Common Share -
 Diluted:
 Before effect of change in
  accounting principle        $0.29     $0.22      $(1.35)      $2.83
   Net Earnings Per Share     $0.29     $0.22      $(1.35)      $4.00

Weighted Average Number of
 Common Shares Outstanding:
     Basic                   32,075    34,678      32,376      34,783
     Diluted                 32,172    35,049      32,376      35,036


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)


                                    April 30,   July 31,    April 30,
                                      2003        2002        2002
                                   ----------- ----------- -----------
                                   (unaudited)             (unaudited)

ASSETS
Current Assets:
 Cash and Cash Equivalents           $172,655     $84,887    $148,610
 Merchandise Inventories              813,066     782,316     794,770
 Other Current Assets                  57,082      47,915      51,477
                                   ----------- ----------- -----------
Total Current Assets                1,042,803     915,118     994,857

Property and Equipment, Net           268,133     284,438     290,761
Goodwill, Net                          81,141     212,039     216,206
Other Assets                           32,671      34,654      33,204
Deferred Tax Asset, Net                31,334      31,604      40,139
                                   ----------- ----------- -----------
Total Assets                       $1,456,082  $1,477,853  $1,575,167
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued
  Liabilities                        $392,685    $331,663    $398,281
 Deferred Tax Liability, Net            9,974      10,104      18,953
                                   ----------- ----------- -----------
Total Current Liabilities             402,659     341,767     417,234

Non-current Liabilities               104,971     109,530     111,353
Long-term Debt                         86,780      86,749      99,700

Commitments and Contingencies

Stockholders' Investment:
 Preferred Stock                          ---         ---         ---
 Common Stock                             407         407         406
 Additional Paid-In Capital           550,074     549,848     547,218
 Accumulated Other Comprehensive
  Income (Loss)                         5,098      (6,559)     (5,199)
 Accumulated Earnings                 586,188     629,767     626,117
 Deferred Compensation                    ---        (115)     (6,779)
                                   ----------- ----------- -----------
                                    1,141,767   1,173,348   1,161,763
 Treasury Stock                      (280,095)   (233,541)   (214,883)
                                   ----------- ----------- -----------
Total  Stockholders' Investment       861,672     939,807     946,880
                                   ----------- ----------- -----------
Total Liabilities and Stockholders'
 Investment                        $1,456,082  $1,477,853  $1,575,167
                                   =========== =========== ===========



    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz
             Senior Director, Investor and Public Relations
             972/580-5047